Exhibit 99

Gander Mountain Reports Record Third Quarter Sales and Operating Income

•       Comparable store sales increased 7.4 percent

•       Sales increased 14.9 percent in the quarter

•       Operating income increased $11.8 million

•       Company now operates 105 stores in 22 states

ST. PAUL, Minn., November 15, 2006 — Gander Mountain Company (Nasdaq: GMTN),  the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services, today reported results for its third fiscal quarter ended October 28, 2006. For the quarter, sales increased to $246.5 million, an increase of 14.9 percent over the third quarter of fiscal 2005. Comparable store sales increased 7.4 percent in the recent quarter. Income from operations was $7.5 million in the 2006 quarter, compared to a loss from operations of $4.3 million in the same quarter of the prior year. For the third quarter of fiscal 2006, the company reported net income of $2.0 million, compared to a net loss of $7.5 million in the third quarter of 2005. The results for the third quarter include a $1.4 million gain from the insurance settlement related to the flooding of the Binghamton, N.Y., store in June 2006.

“We are very pleased with the quarter. Our associates worked hard to get the best products at the right prices in our stores in plenty of time and helped our customers select their purchases for the fall hunting seasons,” said Mark Baker, president and CEO. “We have a great selection of products in our stores, and our customers are responding. Our marketing effectively communicated our extensive assortment of products and services and our Everyday Low Price strategy. The efforts of our associates were rewarded as sales increased 14.9 percent while our gross margin increased by 200 basis points.”

For the 39 weeks ended October 28, 2006, the company reported sales of $584.6 million, an increase of 11.6 percent over the same period in 2005. Comparable store sales on a year-to-date basis declined 2.0 percent. The company reported a net loss for the 39-week period of $28.5 million, compared to a net loss of $35.5 million for the 39 weeks ended October 29, 2005. The results for the 39 weeks ended October 29, 2005, include a one-time payment to Gander Mountain of $2.5 million in the first quarter of 2005 related to the termination of the company’s previous co-branded credit card agreement.

The net income per share for the third quarter of fiscal 2006 was $0.14, compared to a net loss of $0.53 per share for the same period of fiscal 2005. The company does not currently record a tax expense or benefit in calculating net income or loss, or the net income or loss per share. In contrast, analysts’ estimates of the company’s net income or loss per share as reported by First Call include a pro forma tax expense or benefit. If a tax impact were recorded at a 40 percent rate, the net income per share for the third quarter of fiscal 2006 would be $0.08, compared to a net loss of $0.32 per share for the fiscal 2005 quarter.

Gross Margin

The gross margin improved by 200 basis points to 25.5 percent in the recent quarter, compared to 23.5 percent in the third quarter of fiscal 2005. Initial product margin increased approximately 200 basis points in the quarter. This improvement was due to product margin increases in virtually all major product categories as a result of continued benefits from increasing scale, lower levels and better pricing of clearance merchandise, and higher penetration of the company’s owned-brand merchandise. In the third quarter of 2005, the company closed two small-format stores, replacing one with a large-format store and allowing the lease on the second to expire because the store was within ten miles of one of the company’s large-format stores. The liquidation sales at the closing stores had a negative impact on margin. Mix was not a significant factor in the margin improvement in the 2006 quarter.

Since the company opened fewer stores in the 2006 quarter than in the 2005 quarter, gross margin did not benefit as much from new-store vendor discounts. Higher freight rates also impacted the gross margin this quarter. However, reduced costs at the distribution center helped offset these margin reductions. Store occupancy costs remained relatively constant as a percent of sales, as higher real estate and personal property taxes offset the leverage achieved with higher comparable store sales.

Distribution costs declined as a percent of sales in the quarter as the result of investments in equipment and process improvements at the distribution center over the past year. The improvements both lowered costs and improved the efficiency of the distribution center even with increased receipts and shipments this year, ensuring that product was in the stores on a timely basis, helping to drive sales in the quarter.

Operating Expenses

Store operating expenses as a percent of sales declined by approximately 190 basis points from 20.0 percent to 18.1 percent. The company leveraged store labor costs on the 7.4 percent increase in comparable store sales despite higher benefit costs. Utilities and supplies also declined as a percent of sales from a combination of expense control and leverage on the gain in comparable store sales. Spending on advertising and marketing in the third quarter was similar to that of the third quarter of 2005 in dollar terms, while declining as a percent of sales. Credit card fees declined as a percent of sales as more customers used the company’s co-branded credit card.

Interest expense was $5.5 million for the third quarter this year versus $3.2 million in the comparable quarter last year. Borrowings on the credit facility increased to $260 million at the end of the period, up from $228 million at the end of the third quarter of fiscal 2005. In addition, the weighted average interest rate increased by approximately 240 basis points compared to the third quarter of fiscal 2005.

In the third quarter of fiscal 2006, Gander Mountain opened five new stores, bringing the total to 105 stores in 22 states. All of the new locations further the company’s objective of increasing its market penetration in the Southeast. Four of the five new stores introduced the Gander Mountain brand to new states — Lake Mary, Fla.; Charleston, W.Va.; Knoxville, Tenn.; and Huntsville, Ala. The fifth store, Winchester, Va., is the company’s second store in that state. In the third quarter of 2005, Gander Mountain opened nine new stores.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

The conference call will be Webcast from www.GanderMountain.com. To register for the event, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived Webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days. The transcript will be posted on the site as well.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services. The stores feature national, regional and local

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brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 105 conveniently located Gander Mountain outdoor lifestyle stores in 22 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2005 and other required reports, as filed with the SEC, which are available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns
Director of Investor Relations
651-325-4337
Shannon.burns@gandermountain.com

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Gander Mountain Company

Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
Sales	$246,491	$214,606	$584,553	$523,652
Cost of goods sold	183,594	164,201	450,590	407,081
Gross profit	62,897	50,405	133,963	116,571

Operating expenses:
Store operating expenses	44,553	42,889	116,880	113,591
General and administrative expenses	10,490	9,041	29,449	27,165
Pre-opening expenses	1,772	2,779	3,245	6,555
Gain on insurance settlement	(1,400)	—	(1,400)	—
Gain on contract settlement	—	—	—	(2,500)
Income (loss) from operations	7,482	(4,304)	(14,211)	(28,240)
Interest expense, net	5,456	3,236	14,289	7,249
Income (loss) before income taxes	2,026	(7,540)	(28,500)	(35,489)
Income tax provision	—	—	—	—
Net income (loss)	$2,026	$(7,540)	$(28,500)	$(35,489)

Income (loss) per common share
Basic	$0.14	$(0.53)	$(1.99)	$(2.49)
Diluted	$0.14	$(0.53)	$(1.99)	$(2.49)

Weighted average common shares outstanding
Basic	14,308	14,264	14,295	14,252
Diluted	14,325	14,264	14,295	14,252

Gander Mountain Company

Balance Sheets

(In thousands)

	October 28,	January 28,
	2006	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,443	$1,580
Accounts receivable	20,216	7,215
Inventories	399,623	308,395
Prepaids and other current assets	10,331	4,557
Total current assets	431,613	321,747
Property and equipment, net	144,459	132,447
Other assets, net	5,824	4,736
Total assets	$581,896	$458,930

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$259,901	$174,936
Accounts payable	87,907	35,465
Accrued and other current liabilities	47,099	41,082
Current maturities of long term debt	1,335	697
Total current liabilities	396,242	252,180

Unsecured convertible note payable	20,000	20,000
Long term debt	16,092	10,953
Other long term liabilities	27,200	25,972

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 14,308,274 and 14,285,287 shares issued and outstanding)	143	143
Additional paid-in-capital	193,294	192,257
Notes receivable from shareholders	(4,100)	(4,100)
Accumulated deficit	(66,975)	(38,475)
Total shareholders’ equity	122,362	149,825

Total liabilities and shareholders’ equity	$581,896	$458,930

Gander Mountain Company
Statements of Cash Flows - Unaudited
(In thousands)

	39 Weeks Ended
	October 28,	October 29,
	2006	2005
Operating activities
Net loss	$(28,500)	$(35,489)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,618	12,756
Stock-based compensation expense	904	299
(Gain) loss on disposal of assets	(782)	812
Change in operating assets and liabilities:
Accounts receivable	(15,262)	(10,152)
Inventories	(91,228)	(128,102)
Prepaid expenses and other assets	(7,465)	(4,207)
Accounts payable and other liabilities	59,687	79,397
Net cash used in operating activities	(66,028)	(84,686)

Investing activities
Purchase of property and equipment, net	(31,105)	(47,759)
Proceeds from insurance settlement	5,197	—
Proceeds from sale of assets	2,100	—
Net cash used in investing activities	(23,808)	(47,759)

Financing activities
Borrowings under credit facility, net	84,965	113,198
Proceeds from long term debt	5,300	20,000
Reductions in long term debt	(699)	(577)
Proceeds from exercise of stock options and stock sales	133	380
Net cash provided by financing activities	89,699	133,001

Net (decrease) / increase in cash	(137)	556
Cash, beginning of period	1,580	1,033
Cash, end of period	$1,443	$1,589

Gander Mountain Company
Reconciliation of Non-GAAP Data - Unaudited
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
Reconciliation of Pro Forma Data to GAAP (1)
Income (loss) before income taxes (GAAP)	$2,026	$(7,540)	$(28,500)	$(35,489)
Pro-forma tax (expense) / benefit	(810)	3,016	11,400	14,196
Net income (loss) (Pro-forma)	$1,216	$(4,524)	$(17,100)	$(21,293)

Basic income (loss) per share:
Income (loss) before income taxes, per share (GAAP)	$0.14	$(0.53)	$(1.99)	$(2.49)
Pro-forma tax (expense) / benefit, per share	(0.06)	0.21	0.80	1.00
Net income (loss) per share (Pro-forma)	$0.08	$(0.32)	$(1.19)	$(1.49)

Diluted income (loss) per share:
Income (loss) before income taxes, per share (GAAP)	$0.14	$(0.53)	$(1.99)	$(2.49)
Pro-forma tax (expense) / benefit, per share	(0.06)	0.21	0.80	1.00
Net income (loss) per share (Pro-forma)	$0.08	$(0.32)	$(1.19)	$(1.49)

Weighted average common shares outstanding
Basic	14,308	14,264	14,295	14,252
Diluted	14,325	14,264	14,295	14,252

(1)  The Company provides the pro-forma tax benefit information as if the Company was recording a tax benefit from a net operating loss deduction at a 40% effective tax rate. This provides information that assists investors and analysts in comparing and analyzing the Company’s results of operations on a comparable per share basis with other companies.